Exhibit 99.1

FOR IMMEDIATE RELEASE

THE ST. JOE COMPANY (NYSE: JOE) ANNOUNCES
PENSION PLAN ANNUITIZATION

JOE Transfers Certain Pension Plan Liabilities, Improves Funded Ratio and
Reduces Risk

Jacksonville, Florida — (June 25, 2009) - The St. Joe Company (NYSE:JOE) today announced that it has executed and funded a commitment letter to annuitize approximately $93 million of Pension Plan liabilities by transferring approximately $101 million of Pension Plan assets to Massachusetts Mutual Life Insurance Company for the benefit of the retired participants and certain other former employee participants in the Pension Plan. Current employees and those former employees with cash balances in the Pension Plan are not affected by the transaction.

“This annuitization of Pension Plan liabilities is consistent with our strategy to reduce JOE’s risk profile. Following the completion of this annuitization, the funded ratio in the Pension Plan will increase from approximately 145 percent to approximately 260 percent, which significantly reduces the risk that we will be required to fund the Pension Plan in the future,” said William S. McCalmont, JOE’s EVP and Chief Financial Officer.

At May 31, 2009 the Pension Plan had assets of $174 million, liabilities of $121 million and a funded ratio of approximately 145 percent. Following the completion of this annuitization the Pension Plan is expected to have assets of approximately $73 million, liabilities of approximately $28 million and a funded ratio of approximately 260 percent.

The transaction is expected to result in a pre-tax non-cash charge for the second quarter of 2009 of approximately $43 million as more fully described in a Form 8-K to be filed with the U.S. Securities and Exchange Commission today.

The estimates above are based on actuarial calculations as of May 31, 2009, which will change through June 30, 2009, the measurement date for accounting purposes.

The St. Joe Company (NYSE: JOE), a publicly held company based in Jacksonville, is one of Florida’s largest real estate development companies and Northwest Florida’s largest private landowner. We are primarily engaged in real estate development and sales, with significant interests in timber. More information about JOE can be found at our web site at www.joe.com.

Forward-Looking Statements

Statements in this press release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our beliefs, plans, goals, expectations and intentions. Forward-looking statements involve risk and uncertainty, and there can be no assurance that the results described in such statements will be realized. Such statements are based on our current expectations and we undertake no obligation to publicly update or reissue any forward-looking statements. Risk factors that may cause the actual results to differ are described in this press release and in various documents we have filed with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2008, and our Quarterly Reports on Form 10-Q.

© 2009, The St. Joe Company. “St. Joe,” “JOE” and the
“Taking Flight” design are service marks of The St. Joe Company.